Exhibit 99.1

Magellan Petroleum Signs Definitive Agreement For
$23.5 Million of Convertible Preferred Stock Financing

DENVER, May 13, 2013 /PRNewswire/ -- Magellan Petroleum Corporation (“Magellan” or the “Company”) (NASDAQ: MPET) today announced that on May 10, 2013, the Company entered into a Series A Convertible Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”) with One Stone Holdings II LP (“One Stone”), an affiliate of One Stone Energy Partners LP, a New York based private equity firm focused on investments in the oil and gas industry.

Pursuant to the terms of the Series A Purchase Agreement, upon the fulfillment of certain customary closing conditions, Magellan will issue and sell to One Stone 19,239,734 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) for aggregate cash proceeds of $23,501,216. Subject to certain conditions, including stockholder approval to the extent required by NASDAQ, each share of Series A Preferred Stock will be convertible into one share of Magellan's Common Stock at an initial conversion price of $1.22 per share, representing a 20% premium to the volume-weighted average closing price per share of Common Stock for the ten trading days preceding the signing of the Series A Purchase Agreement. Furthermore, the Company will pay no capital raising advisory fees or issue any warrants in relation to this transaction. The Company and One Stone anticipate that the closing of the transactions contemplated by the Series A Purchase Agreement will occur on or before May 22, 2013.

The Company intends to use the proceeds of this transaction, in addition to the Company's $15.0 million in cash and equivalents at March 31, 2013, to fund (i) the $10.0 to $20.0 million necessary for the drilling, completion, and execution of a CO2-enhanced oil recovery ("CO2-EOR") pilot project at Poplar, including the purchase of necessary CO2 volumes; (ii) the current operational cash flow loss from operations of approximately $1.0 million per month until the ramp up of gas sales from the Company's onshore Australian assets in calendar year 2014; and (iii) the Company's efforts to further establish the value of its United Kingdom acreage through the participation in one or more exploratory wells in calendar year 2014.

J. Thomas Wilson, President and CEO of Magellan, stated, “This transaction is a critical milestone in the path to delivering value to our shareholders. The proceeds from this transaction are expected to place the Company on a sound financial footing with sufficient liquid resources to progress the development of the Company's assets over the next two years. We consider One Stone's investment, and the premium they are willing to pay to our current share price, to be a vote of confidence in our assets and strategy, and we are excited to welcome One Stone into our shareholder base as a financial and strategic partner. We firmly believe that this transaction represents the most appropriate path to increasing net asset value per share.”

Bob Israel, Managing Member of One Stone, stated, “One Stone's focus is on identifying “underdeveloped assets” in the natural resources sector. We believe that the asset portfolio held by Magellan is an excellent opportunity to combine One Stone's capital with high potential, underdeveloped assets. In particular, the Poplar CO2-EOR project fits perfectly with our strategy. We have great confidence in the management and look forward to working with the Board of Directors of Magellan to increase the value of the Company for all shareholders.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of such securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior the registration or qualification under the securities laws of any such jurisdiction.

The securities described herein have not been registered under the U.S. Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration with the U.S. Securities and Exchange Commission (the "SEC") or an applicable exemption from such registration requirements. The Series A Purchase Agreement provides for a registration rights agreement to be executed upon closing, pursuant to which the Company will agree to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon conversion of or in connection with the Series A Preferred Stock.

The Company is reporting further details about the Series A Purchase Agreement in a Current Report on Form 8-K to be filed with the SEC on or about May 13, 2013. This Form 8-K will be available on the Company's website at www.magellanpetroleum.com.

CAUTIONARY INFORMATION ABOUT FORWARD LOOKING STATEMENTS

Statements in this press release that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "intend," "will," and similar expressions are intended to identify forward looking statements. These statements about Magellan may relate to its businesses, prospects, and other matters that involve a number of risks and uncertainties that may cause actual results to differ materially from the results expressed or implied in the forward-looking statements. Among these risks and uncertainties are: (i) risks regarding the completion of the Series A Purchase Agreement, subsequent shareholder approval as specified in the Series A Purchase Agreement, and whether the Company will realize the expected benefits from the Series A Purchase Agreement; (ii) whether CO2-EOR initiatives and other drilling at the Company's properties in the Poplar field in Montana will result in increased production and cash generation and/or will otherwise successfully assist in the development of Poplar; (iii) fluctuations in oil and gas prices; and (iv) other risks and uncertainties set forth in the "Risk Factors" sections of the Company's Annual Report on Form 10-K for the fiscal year ended

June 30, 2012 and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Forward looking statements in this press release speak only as of the date hereof, and the Company undertakes no obligation to update or revise such statements except as required by securities laws.

ABOUT MAGELLAN

Magellan is an independent energy company engaged in the exploration, development, production, and sale of crude oil and natural gas from currently held assets in the United States, Australia, and the United Kingdom. Traded on NASDAQ since 1972, the Company conducts its operations through two wholly owned subsidiaries, Nautilus Poplar LLC, which owns interests at Poplar, a highly attractive oil field in the Williston Basin, and Magellan Petroleum Australia, a successful independent oil and gas company in Australia and the UK in existence since 1964. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

ABOUT ONE-STONE

One Stone Energy Partners LP is a private equity fund based in New York. The fund is focused on investments in natural resources, primarily oil and gas. One Stone's geographic areas of interest include North and South America, Europe and West Africa.

The principals of the fund have over 130 years of cumulative experience investing in, operating and advising energy-related businesses. One Stone has a unique group of limited partners, the majority of whom are industry insiders.

Robert Israel and Vadim Gluzman are the managing members of One Stone Energy Partners.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at 720.484.2404